                                                                   Exhibit 10.65


                            STOCK PURCHASE AGREEMENT

                                  by and among

                        ALLEGHANY INSURANCE HOLDINGS LLC,

                               AEGIS HOLDING INC.

                                       and

                            ASSOCIATED ELECTRIC & GAS
                           INSURANCE SERVICES LIMITED

                          Dated as of January 30, 2004

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS...........................................................   1

     1.1      "2003 Filing Fees"................................................   1
     1.2      "2004 Filing Fees"................................................   1
     1.3      "Affiliate" or "Affiliated".......................................   2
     1.4      "Agreement".......................................................   2
     1.5      "Assignment"......................................................   2
     1.6      "Assumption Agreements"...........................................   2
     1.7      "Bankruptcy Exception"............................................   2
     1.8      "Business Day"....................................................   2
     1.9      "Closing" and "Closing Date"......................................   2
     1.10     "Closing Date Balance Sheet"......................................   2
     1.11     "Closing Date Shareholder's Equity"...............................   2
     1.12     "Closing Date Statement of Assets"................................   2
     1.13     "COBRA"...........................................................   3
     1.14     "Code"............................................................   3
     1.15     "Commutation Agreement"...........................................   3
     1.16     "Company".........................................................   3
     1.17     "Company Agreements"..............................................   3
     1.18     "Company Reinsurance Agreements"..................................   3
     1.19     "Confidential Information"........................................   3
     1.20     "Delaware Commissioner"...........................................   3
     1.21     "Documents".......................................................   3
     1.22     "Employee Benefit Plan"...........................................   3
     1.23     "ERISA"...........................................................   3
     1.24     "ERISA Affiliate".................................................   4
     1.25     "Exhibit".........................................................   4
     1.26     "Filing Fees".....................................................   4
     1.27     "GEMICO Agreement"................................................   4
     1.28     "Governmental Entity".............................................   4
     1.29     "Indemnification Event"...........................................   4
     1.30     "Indemnitor"......................................................   4
     1.31     "Insurance Permit"................................................   4
     1.32     "Liens or Restrictions"...........................................   4
     1.33     "Material Adverse Effect".........................................   4
     1.34     "Multiemployer Plan"..............................................   4
     1.35     "Parent"..........................................................   4
     1.36     "Parent Reinsurance Agreement"....................................   4
     1.37     "PBGC"............................................................   4
     1.38     "Permit"..........................................................   5
     1.39     "Person"..........................................................   5
     1.40     "Post-Closing Period".............................................   5
     1.41     "Pre-Closing Period"..............................................   5
     1.42     "Property"........................................................   5
     1.43     "Purchase Price"..................................................   5

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
     1.44     "Purchaser".......................................................   5
     1.45     "Purchaser Indemnitees"...........................................   5
     1.46     "Purchaser Losses"................................................   5
     1.47     "Purchaser's Knowledge"...........................................   5
     1.48     "Schedule"........................................................   5
     1.49     "Seller"..........................................................   5
     1.50     "Seller Acquisition Agreement"....................................   5
     1.51     "Seller Group"....................................................   5
     1.52     "Seller Indemnitees"..............................................   5
     1.53     "Seller Losses"...................................................   5
     1.54     "Seller's Knowledge"..............................................   6
     1.55     "Statutory Accounting Principles".................................   6
     1.56     "Statutory Financial Statements"..................................   6
     1.57     "Stock"...........................................................   6
     1.58     "Straddle Period".................................................   6
     1.59     "Subsidiary"......................................................   6
     1.60     "Tax" or "Taxes"..................................................   6
     1.61     "Taxing Authority"................................................   6
     1.62     "Tax Claim".......................................................   6
     1.63     "Tax Return"......................................................   7
     1.64     "Transfer Taxes"..................................................   7
     1.65     "Transferee"......................................................   7

ARTICLE II PURCHASE OF STOCK....................................................   7

     2.1      Purchase and Sale.................................................   7
     2.2      The Purchase Price................................................   7
     2.3      Closing...........................................................   7
     2.4      Transfer of Stock.................................................   7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.................   8

     3.1      Organization and Standing.........................................   8
     3.2      Authorization of Agreement........................................   8
     3.3      Capital Stock of the Company......................................   9
     3.4      Interests in Securities of the Company............................   9
     3.5      Financial Statements..............................................   9
     3.6      Subsidiaries......................................................  10
     3.7      Tax Returns and Reports...........................................  10
     3.8      Required Filings..................................................  10
     3.9      No Breach of Statute or Contract; Governmental Authorizations.....  11
     3.10     No Litigation or Adverse Events...................................  12
     3.11     Bank Accounts.....................................................  12
     3.12     Form of Capital and Surplus.......................................  12
     3.13     Liabilities.......................................................  12
     3.14     Contracts.........................................................  12
     3.15     Employee Matters..................................................  14
     3.16     Powers of Attorney................................................  14

     3.17     Accuracy of Documents.............................................  14
     3.18     Brokers and Finders...............................................  14
     3.19     Insurance Business................................................  15
     3.20     Assets and Properties.............................................  15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................  15

     4.1      Organization and Standing.........................................  15
     4.2      Authorization of Agreement........................................  15
     4.3      No Breach of Statute or Contract; Governmental Authorizations.....  15
     4.4      Investment Intent.................................................  16
     4.5      No Litigation.....................................................  16
     4.6      Brokers and Finders...............................................  16

ARTICLE V CONDUCT AND TRANSACTIONS PRIOR TO CLOSING; COVENANTS; INDEMNITIES.....  16

     5.1      Investigations; Operation of the Business of the Company..........  16
     5.2      Pending or Threatened Litigation or Action........................  18
     5.3      Tax Audits; Tax Returns...........................................  19
     5.4      Indemnifications, Assumptions of Liability and Related Matters....  21
     5.5      Closing Date Statement of Assets and Closing Date Balance Sheet...  27
     5.6      Transfer Taxes....................................................  27
     5.7      Conduct of Business by Purchaser..................................  28
     5.8      Change of Name....................................................  28
     5.9      Disclosure of Confidential Information............................  28
     5.10     Compliance with Delaware Insurance Laws...........................  28
     5.11     Notification of Changes...........................................  28
     5.12     Acquisition Proposals.............................................  28
     5.13     Assignment........................................................  29
     5.14     Commutation Agreement.............................................  29
     5.15     Payment of Brokers' or Finders' Fees..............................  29
     5.16     Preparation of Statutory Financial Statements.....................  29

ARTICLE VI CONDITIONS TO CLOSING; ABANDONMENT OF THE TRANSACTION................  29

     6.1      Conditions to the Obligations of Purchaser........................  29
     6.2      Conditions to the Obligations of Parent and Seller................  33
     6.3      Termination of Agreement and Abandonment of Transactions..........  34

ARTICLE VII TERMINATION OF OBLIGATIONS AND WAIVER OF CONDITIONS;
                    PAYMENT OF EXPENSES.........................................  34

ARTICLE VIII GENERAL............................................................  35

     8.1      Amendment and Waiver..............................................  35
     8.2      Integrated Contract...............................................  35
     8.3      Publicity.........................................................  35
     8.4      Governing Law.....................................................  36

     8.5      Jurisdiction......................................................  36
     8.6      Notices...........................................................  36
     8.7      No Assignment.....................................................  38
     8.8      Headings..........................................................  38
     8.9      Counterparts......................................................  38
     8.10     Severability......................................................  38
     8.11     Third Parties.....................................................  38
     8.12     Further Assurances................................................  38

Schedule 3.1(b)    -   Insurance Permits and Jurisdictions
Schedule 3.1(c)    -   Officers and Directors/Articles and Bylaws
Schedule 3.7       -   Tax Matters
Schedule 3.8(b)    -   2003 Filing Fees
Schedule 3.9(b)    -   Governmental Approvals/Litigation
Schedule 3.11      -   Bank Accounts
Schedule 3.12      -   Capital and Surplus
Schedule 3.13      -   Liabilities
Schedule 3.14(a)   -   Contracts and Commitments to be Terminated at Closing
Schedule 3.16      -   Powers of Attorney


Exhibit A          -   Assignment
Exhibit B          -   Form of Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
Exhibit C          -   Form of Opinion of Appleby Spurling & Kempe

                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement, dated as of January 30, 2004, is by and among Alleghany Insurance Holdings LLC, a Delaware limited liability company ("Purchaser"), Aegis Holding Inc., a Delaware corporation ("Seller"), and Associated Electric & Gas Insurance Services Limited, a mutual insurance company organized under the laws of Bermuda and the sole stockholder of Seller ("Parent").

                                    RECITALS:

                  WHEREAS, Seller owns 3,500,000 shares, constituting all of the issued and outstanding shares, of common stock, par value $1.00 per share (the "Stock"), of U.S. Aegis Energy Insurance Company, a stock insurance company organized under the laws of Delaware (the "Company");

                  WHEREAS, prior to the Closing (as defined below), pursuant to the Commutation Agreement (as defined below), Parent and Company will fully settle, commute and discharge any and all of their respective obligations and liabilities under the Company Reinsurance Agreements (as defined below) and under the Parent Reinsurance Agreement (as defined below) and exchange mutual releases relating thereto; and

                  WHEREAS, prior to the Closing, pursuant to the Assignment (as defined below), all of the rights, obligations and liabilities of the Company under the Company Reinsurance Agreements and under the Parent Reinsurance Agreement will be transferred to and assumed by Parent;

                  WHEREAS, as of the Closing, the Company will have no liabilities or obligations whatsoever based on or arising out of any act, omission or event occurring prior to the Closing that are not fully indemnified by Parent pursuant to this Agreement; and

                  WHEREAS, Purchaser desires to purchase and Seller desires to sell the Stock upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  As used herein, the terms below shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:

                  1.1 "2003 Filing Fees" shall have the meaning set forth in Section 3.8(b).

                  1.2 "2004 Filing Fees" shall have the meaning set forth in Section 5.5(b).

                  1.3 "Affiliate" or "Affiliated" shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  1.4 "Agreement" shall refer to this Stock Purchase Agreement together with all Exhibits and Schedules hereto, as the same may be amended from time to time.

                  1.5 "Assignment" shall refer to the Transfer and Assumption Agreement to be entered into by and between Parent and the Company and made effective on or prior to the Closing pursuant to which the Company will transfer to Parent, and Parent will assume, all of the rights, obligations and liabilities of the Company pursuant to the Company Reinsurance Agreements and the Parent Reinsurance Agreement. The Assignment shall be in the form attached hereto as Exhibit A (with such changes thereto as may be approved by Purchaser).

                  1.6 "Assumption Agreements" shall have the meaning set forth in Section 3.14(b)(i).

                  1.7 "Bankruptcy Exception" shall refer, in respect of any agreement, contract or commitment, to any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  1.8 "Business Day" shall mean a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by applicable law to close.

                  1.9 "Closing" and "Closing Date" shall have the respective meanings set forth in Section 2.3.

                  1.10 "Closing Date Balance Sheet" shall mean a balance sheet of the Company as at the Closing Date setting forth all assets of the Company from the Closing Date Statement of Assets and setting forth all liabilities of the Company determined in accordance with Statutory Accounting Principles, provided that the Closing Date Balance Sheet shall give effect to the treatment of 2004 Filing Fees as provided in Section 5.5(b).

                  1.11 "Closing Date Shareholder's Equity" shall mean total assets (valued in accordance with the provisions of Section 5.5, but excluding any deferred Tax Assets) less total liabilities (determined in accordance with Statutory Accounting Principles, and excluding any liability for Taxes) of the Company as set forth on the Closing Date Balance Sheet.

                  1.12 "Closing Date Statement of Assets" shall refer to the statement of assets of the Company as of the Closing Date prepared in accordance with the provisions of Section 5.5.

                  1.13 "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  1.14 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                  1.15 "Commutation Agreement" shall refer to the Commutation Agreement and Release by and between Parent and Company, dated December 31, 2003.

                  1.16 "Company" shall have the meaning set forth in the recitals hereto.

                  1.17 "Company Agreements" shall have the meaning set forth in Section 3.14(a).

                  1.18 "Company Reinsurance Agreements" shall refer collectively to the following reinsurance agreements: the Standard Lines Aggregate Excess of Loss Reinsurance Agreement between Parent and the Company (as reinsurer), dated as of January 1, 1996, as amended through Amendment No. 7 thereto dated January 1, 2003; and the Property Quota Share Reinsurance Agreement between Parent and the Company (as reinsurer), dated as of April 1, 1996, as amended through Amendment No. 4 thereto dated January 1, 2000.

                  1.19 "Confidential Information" shall mean all Documents and information concerning Parent, Seller or the Company furnished to Purchaser in connection with this Agreement and any Documents or compilations prepared by or for Purchaser which contain, reflect or are based upon such information.

                  1.20 "Delaware Commissioner" shall mean the Insurance Commissioner of the Delaware Department of Insurance.

                  1.21 "Documents" shall refer to any books, records, files, papers, tapes, microfilms and any other documents.

                  1.22 "Employee Benefit Plan" shall mean any "employee benefit plan" (as such term is defined in section 3(3) of ERISA), and any other retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, deferred or incentive compensation, bonus, stay bonus, stock option, employee stock purchase, phantom stock, stock appreciation, change in control, retention compensation, medical, dental, vision, psychiatric or other counseling, employee assistance, tuition reimbursement, vacation, holiday, sick pay, disability, salary continuation, termination allowance, severance, employee relocation, death benefit, survivor income, dependent care assistance, legal assistance or fringe benefit (cash or noncash) plan, program, policy, practice or arrangement, or any cafeteria plan under Section 125 of the Code, in which any current or former officer, director, independent contractor or employee of the Company or any ERISA Affiliate has ever participated, or as to which the Company or any ERISA Affiliate has ever had any present or contingent obligation, including any obligation to make contributions.

                  1.23 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  1.24 "ERISA Affiliate" shall refer to any entity required to be aggregated with the Company as a single employer under Section 414(b),
(c), (m) or (o) of the Code.

                  1.25 "Exhibit" shall refer to each of several written Exhibits to this Agreement, each of which is incorporated into and made a part of this Agreement for all purposes.

                  1.26     "Filing Fees" shall have the meaning set forth in
Section 3.8(b).

                  1.27 "GEMICO Agreement" shall have the meaning set forth in Section 3.14(b)(ii).

                  1.28 "Governmental Entity" shall mean any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or securities regulatory authority.

                  1.29 "Indemnification Event" shall refer to any action, proceeding or claim for which a Person is entitled to indemnification under this Agreement.

                  1.30 "Indemnitor" shall refer to the indemnifying Person with respect to the occurrence of an Indemnification Event.

                  1.31 "Insurance Permit" shall mean any Permit in any jurisdiction to issue, underwrite, assume, place, sell or otherwise transact the business of insurance.

                  1.32 "Liens or Restrictions" shall refer to any lien, pledge, mortgage, security interest, charge, adverse claim or other encumbrance of any kind.

                  1.33 "Material Adverse Effect" shall mean any material adverse effect on the business, operations, financial condition, results of operations or prospects of the Company.

                  1.34 "Multiemployer Plan" shall have the meaning ascribed to such term by Section 4001(a)(3) of ERISA.

                  1.35 "Parent" shall have the meaning set forth in the preamble.

                  1.36 "Parent Reinsurance Agreement" means the Reinsurance Agreement, dated as of January 1, 1996, as amended through Amendment No. 7 thereto dated January 1, 2003, between the Company and Parent (as reinsurer).

                  1.37     "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

                  1.38 "Permit" shall refer to any federal, state, local or other governmental consent, license, permit, grant or authorization which is held by the Company in a particular jurisdiction immediately prior to the Closing Date.

                  1.39 "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, mutual company, trust, unincorporated organization or Governmental Entity or agency thereof.

                  1.40 "Post-Closing Period" shall refer to a taxable period of the Company beginning after the Closing Date.

                  1.41 "Pre-Closing Period" shall refer to a taxable period of the Company ending on or prior to the Closing Date.

                  1.42 "Property" shall mean any real, personal or mixed property, whether tangible or intangible.

                  1.43     "Purchase Price" shall have the meaning set forth in
Section 2.2.

                  1.44 "Purchaser" shall have the meaning set forth in the preamble.

                  1.45 "Purchaser Indemnitees" shall have the meaning set forth in Section 5.4(c).

                  1.46 "Purchaser Losses" shall have the meaning set forth in Section 5.4(c).

                  1.47 "Purchaser's Knowledge" shall refer to the actual knowledge of (i) individuals who, at the time of execution of this Agreement, perform such functions or hold such positions with Purchaser as would reasonably be expected to require them to be aware of the information in question and (ii) officers of Purchaser holding the position of Vice President or higher.

                  1.48 "Schedule" shall refer to each of several written Schedules to this Agreement, each of which is incorporated into and made a part of this Agreement for all purposes.

                  1.49 "Seller" shall have the meaning set forth in the preamble.

                  1.50 "Seller Acquisition Agreement" shall mean the Stock Purchase Agreement by and between Seller and Consolidated Insurance Group of America, Inc., dated as of December 22, 1995.

                  1.51     "Seller Group" shall have the meaning set forth in
Section 3.7(a).

                  1.52 "Seller Indemnitees" shall have the meaning set forth in Section 5.4(d).

                  1.53     "Seller Losses" shall have the meaning set forth in
Section 5.4(d).

                  1.54 "Seller's Knowledge" shall refer to the actual knowledge of (i) individuals who, at the time of execution of this Agreement, perform such functions or hold such positions with Seller, Parent or the Company (prior to the Closing) as would reasonably be expected to require them to be aware of the information in question and (ii) officers of Seller, Parent or the Company holding the position of Vice President or higher (prior to the Closing).

                  1.55 "Statutory Accounting Principles" shall mean the statutory accounting practices prescribed or permitted by the Delaware Commissioner.

                  1.56 "Statutory Financial Statements" shall mean the Annual Statements and the Quarterly Statements of the Condition and Affairs of the Company filed with the Delaware Insurance Department, in each case including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification or other supporting documentation filed in connection therewith.

                  1.57 "Stock" shall have the meaning set forth in the first recital of this Agreement.

                  1.58 "Straddle Period" shall refer to a taxable period of the Company beginning before and ending after the Closing Date.

                  1.59 "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities, equity interests, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body, or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

                  1.60 "Tax" or "Taxes" shall mean all federal, state, county, municipal, foreign and other income, profits, windfall profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes, and all other taxes, levies, fees, imposts, duties and charges of any kind whatsoever, together with any interest, penalties and additions thereto imposed by any Taxing Authority, including all amounts imposed as a result of being a member of an affiliated or combined group.

                  1.61 "Taxing Authority" shall refer to any Governmental Entity responsible for the administration or collection of Taxes.

                  1.62     "Tax Claim" shall have the meaning set forth in
Section 5.3(h).

                  1.63 "Tax Return" shall mean all returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto and any supplements or amendments thereof) relating to, and required to be filed or maintained in connection with the calculation, determination, assessment or collection of, any Taxes (including estimated Taxes).

                  1.64     "Transfer Taxes" shall have the meaning set forth in
Section 5.6.

                  1.65     "Transferee" shall have the meaning set forth in
Section 2.4.

                                   ARTICLE II

                                PURCHASE OF STOCK

                  2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of the Stock.

                  2.2 The Purchase Price. The price Purchaser shall pay for the Stock shall be an amount equal to the sum of the following:

                  (a) Three Million Three Hundred Thousand Dollars ($3,300,000.00),

                  (b) plus the Closing Date Shareholder's Equity, as determined in accordance with Section 5.5 (such sum, the "Purchase Price").

                  2.3 Closing. The closing of the purchase and sale of the Stock pursuant to this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York at 10:00 a.m. New York time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transaction contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself) (the "Closing Date"), or such other place, times or dates as the parties hereto agree in writing. At the Closing:

                  (a) Seller shall deliver to Purchaser a certificate or certificates representing the Stock duly endorsed to Purchaser or accompanied by duly executed stock powers so as to transfer and assign to Purchaser good and valid title to the Stock free and clear of all Liens or Restrictions and to constitute Purchaser the sole beneficial and record stockholder of the Company;

                  (b) Purchaser shall pay to Seller the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller on or before the Closing; and

                  (c) Seller shall deliver to Purchaser (i) fully executed originals of the Assignment and the Commutation Agreement and (ii) fully executed originals, or copies certified by Seller, of the Assumption Agreements and the GEMICO Agreement.

                  2.4 Transfer of Stock. Seller hereby acknowledges and agrees that, subsequent to the Closing, Purchaser shall have the right to transfer, exchange or contribute the Stock to any direct or indirect majority owned or wholly owned Subsidiary of the Purchaser ("Transferee").

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent, jointly and severally, hereby represent and warrant to Purchaser, as of the date of this Agreement (except if another date is specified in the representation or warranty) and as of the Closing Date, as follows:

                  3.1      Organization and Standing.

                  (a) Each of Seller, Parent and the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction, and each of Seller, Parent and the Company has all requisite power and authority to own, lease and operate its assets and Properties (including, without limitation, the Stock) and to conduct its business as currently being conducted. The Company is duly qualified, licensed to conduct business, and is in good standing in each jurisdiction set forth in
Schedule 3.1(b), except as noted thereon.

                  (b) Schedule 3.1(b) is an accurate and complete list of each Insurance Permit held by the Company and sets forth the scheduled expiration date of each such Insurance Permit. True, correct and complete copies of all of such Insurance Permits (as of a recent date) are attached to Schedule 3.1(b). Except as limited by state statute generally applicable to all companies of a similar type as the Company or as set forth in such Schedule, the Company's authority to write the lines and classes of insurance set forth on such Schedule is unrestricted and the Company is not a party to any agreement or arrangement with any regulatory official or agency limiting or restricting the Company's ability to make full use of the Insurance Permits. Except as set forth in
Schedule 3.1(b), each such Insurance Permit is currently in good standing, and, other than as set forth in Schedule 3.1(b), no Insurance Permit has been withdrawn, modified, restricted or conditioned in any respect by a state insurance regulatory authority, and no application for an Insurance Permit filed by the Company within the last 12 months has been denied or withdrawn. No event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Insurance Permit. The Company is not transacting and has not transacted any insurance business in any jurisdiction requiring an Insurance Permit or qualification in which it did not possess such Insurance Permit or qualification.

                  (c) Schedule 3.1(c) identifies each director and executive officer of the Company as currently in effect and contains true and correct copies of the Company's Certificate of Incorporation and the By-laws, including all amendments thereto through, and as in effect on, the date hereof.

                  3.2 Authorization of Agreement. Each of Seller and Parent has all requisite power to execute and deliver this Agreement and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary action on the part of each of Seller and Parent. Each of Parent and the Company has the requisite power to execute and deliver the Assignment and the Commutation Agreement and to perform its obligations thereunder, and the execution, delivery and performance of the

Assignment and the Commutation Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary requisite action on the part of each of Parent and the Company. This Agreement has been duly executed and delivered by each of Seller and Parent and is the valid and binding obligation of each of Seller and Parent enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception. Prior to the Closing Date, the Assignment and the Commutation Agreement will have been duly authorized, executed and delivered by each of Parent and the Company, and, on the Closing Date, each of the Assignment and the Commutation Agreement will be the valid and binding obligations of each of Parent and the Company enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception.

                  3.3 Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $1.00 par value per share, of which only the Stock (consisting of 3,500,000 shares of such common stock) is issued and outstanding. All issued and outstanding shares of Stock are duly authorized, validly issued and fully paid and non-assessable. Seller is the lawful owner, beneficially and of record, of all of the Stock and has good and valid title to the Stock, free and clear of all Liens or Restrictions, voting trusts or other voting agreements, contracts, calls, commitments of any kind, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or dispositions of the Stock. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire record and beneficial ownership of the Stock, free and clear of any Liens or Restrictions, voting trusts or other voting agreements, contracts, calls, commitments of any kind, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or dispositions of the Stock.

                  3.4 Interests in Securities of the Company. There are no outstanding options, convertible securities, warrants or other rights to subscribe for or purchase from Seller or the Company, and there are no plans, contracts or commitments for the granting by Seller or the Company of rights to acquire: (i) any capital stock or other ownership interests in the Company including the Stock; or (ii) any securities convertible into or exchangeable for any such capital stock or ownership interests in the Company.

                  3.5 Financial Statements. Seller has delivered to Purchaser true, correct and complete copies of the Statutory Financial Statements of the Company for the year ended December 31, 2002 and for the quarterly periods ended March 31, June 30 and September 30, 2003. Such Statutory Financial Statements fairly represent the financial position and the results of operations of the Company as of the dates and for the periods to which such financial statements relate in accordance with Statutory Accounting Principles. Except as disclosed on such Statutory Financial Statements or in the notes thereto, there has not been any change in the business, financial condition or results of operations of the Company during the last 12 months that has had, or could reasonably be expected to have, a Material Adverse Effect. Seller has heretofore delivered to Purchaser true, correct and complete copies of the Statutory Financial Statements of the Company for each of the years ended December 31, 1997, 1998, 1999, 2000 and 2001.

                  3.6 Subsidiaries. The Company does not own, either of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same in any other Person.

                  3.7      Tax Returns and Reports.

                  (a) Seller is the common parent of an affiliated group of corporations (within the meaning of section 1504(a) of the Code) (such group, the "Seller Group") that files a consolidated federal income Tax Return. For all periods during which it has owned the Company, Seller has properly included (or, with respect to the taxable year ending on the Closing Date, will properly include) the Company in its consolidated federal income Tax Return as a member of the Seller Group.

                  (b) Other than as set forth on Schedule 3.7, (i) the Company has filed (or joined in the filing of) when due all material Tax Returns required to be filed by or with respect to the Company, including Tax Returns of the Seller Group and of any other consolidated, combined, unitary or other affiliated group of which the Company is a member, and all Taxes shown to be due on such Tax Returns have been timely paid; (ii) all such Tax Returns were true, correct and complete in all respects; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment being asserted by any Taxing Authority; (iv) no claim has been asserted in writing by any Taxing Authority in a jurisdiction in which the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (v) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters; (vi) the Company has withheld and remitted to its applicable Taxing Authorities all Taxes required to be withheld in connection with any material amounts paid or owing to any employee, creditor, attorney, independent contractor or other Person; (vii) neither Seller nor the Company has made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to material Taxes affecting or relating to the Company, or entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company; (viii) no ruling with respect to Taxes has been requested by or on behalf of the Company or by Seller with respect to any transaction involving the Company that could affect the liability of the Company for Taxes for any period after the Closing; (ix) the Company has no liability for the Taxes of any Person (other than pursuant to Treasury Regulation Section 1.1502-6, or any analogous state, local or foreign law or regulation) as a transferee or successor, by contract or otherwise; (x) the statutes of limitations for Tax years of the Company have closed for all years ending prior to January 1, 2000; (xi) the Seller is not a "foreign person" within the meaning of Section 1445(f)(2) of the Code.

                  3.8      Required Filings.

                  (a) All statements, reports, forms or other information required to be filed with respect to the Company have been or will be timely filed, and all required regulatory approvals in respect thereof are in full force and effect, except for any such information or regulatory approvals that if not made or obtained would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All such regulatory filings were true and correct in all material respects when filed and were in compliance with applicable laws, and no deficiencies have been asserted by any such Governmental Entity with respect to such regulatory filings that have not been satisfied.

                  (b) Schedule 3.8(b) sets forth: (i) all amounts paid by the Company as annual statement filing fees, license renewal fees, examination fees, membership fees or dues to state guaranty associations and joint underwriting associations, minimum required state insurance premium taxes (i.e. those imposed without regard to the amount of premiums written) and other taxes, fees or assessments required to be paid by the Company in order to maintain its Insurance Permits in good standing (collectively, "Filing Fees") for the year ending December 31, 2003 (the "2003 Filing Fees"); and (ii) the dates on which such 2003 Filing Fees were due. To Seller's Knowledge, no Filing Fees were due for such period other than as shown on said Schedule 3.8(b).

                  3.9 No Breach of Statute or Contract; Governmental Authorizations.

                  (a) Neither the execution and delivery of this Agreement by Parent or Seller, nor the execution and delivery of the Assignment and the Commutation Agreement by Parent and the Company, nor performance by any of them of any of their obligations hereunder or thereunder will (x) conflict with, or result in a breach of, any of the terms, conditions or provisions of: (i) the certificate of incorporation or by-laws (or comparable organizational documents) of Seller, Parent or the Company; (ii) subject to receipt of approvals referred to in Section 3.9(b), any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or any law, statute or regulation, to which Seller, Parent or the Company is subject; or (iii) any agreement, contract or commitment to which Seller, Parent or the Company is a party or is subject, except, in the case of clauses (ii) and (iii) only, for such conflicts or breaches that (A) would not be reasonably expected to have a Material Adverse Effect, (B) would not materially impair the ability of Parent or Seller to execute, deliver and perform its obligations under this Agreement,
(C) would not materially impair the ability of Parent or the Company to execute, deliver and perform its obligations under the Assignment and the Commutation Agreement, and (D) would not impair the validity of any Insurance Permit, or (y) result in the creation or imposition of any Lien or Restriction on any of the Properties or assets of the Company.

                  (b)      To Seller's Knowledge, except as set forth in
Schedule 3.9(b), there are no governmental approvals, consents, licenses, orders or registrations required to be obtained, made or given to permit the consummation of the transactions contemplated by this Agreement, except for (i) approval by the Delaware Commissioner with respect to the change in control of the Company and (ii) approvals by the insurance department of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement which are required by applicable law, regulation or rule to be obtained by Purchaser.

                  (c) The Company is in compliance with all applicable laws, statutes, ordinances, orders, rules and regulations promulgated, and judgments entered, by any federal, foreign or local court or governmental authority relating to the operation, conduct or ownership of the Property or business of the Company, except for any such failure to comply that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (d) None of Seller, Parent or the Company has received any notice of, nor to Seller's Knowledge is there, any violation of any applicable law, statute, ordinance, order, rule or regulation promulgated, or judgment entered, by any federal, foreign, state or local court or governmental authority relating to the operation, conduct or ownership of the business of the Company other than a violation which has been resolved and for which no sanction is pending.

                  (e) Except as disclosed on Schedule 3.1(b), no proceeding is pending nor, to Seller's Knowledge, is any proceeding threatened in which any Person is seeking to revoke or deny the renewal of any Insurance Permit.

                  3.10 No Litigation or Adverse Events. Other than (i) applications filed with state insurance departments by Purchaser, (ii) applications requesting approval of the change in control of the Company pursuant to this Agreement, and (iii) as set forth on Schedule 3.9(b), there are no actions, suits or administrative, arbitration or other proceedings or governmental investigations (including counterclaims) pending or, to Seller's Knowledge, threatened against the Company. None of Seller, Parent or the Company has received any written notice of, nor to Seller's Knowledge is there, any claim or assertion of liability on the part of the Company.

                  3.11 Bank Accounts. Schedule 3.11 sets forth a list of all bank accounts maintained by the Company together with the addresses of the banks at which such accounts are maintained and the contact persons for the Company thereat.

                  3.12 Form of Capital and Surplus. The Company's capital and surplus consist only of (i) cash and cash equivalents, (ii) fixed income securities traded in a recognized public market and (iii) bonds on deposit with certain states as required to obtain licenses in those states. Schedule 3.12 sets forth a description of the items constituting the Company's capital and surplus, including the values thereof, valued as of January 28, 2004 in accordance with the valuation methods to be used in the preparation of the Closing Date Statement of Assets, as set forth in Section 5.5 of this Agreement.

                  3.13 Liabilities. The Company has no liabilities, losses or claims (contract or otherwise) other than those set forth in the Statutory Financial Statements of the Company for the period ended December 31, 2002 and for the quarterly periods ended March 31, June 30 and September 30, 2003, or as set forth in Schedule 3.13; and at the Closing, the Company will have no liabilities or obligations other than those set forth in Schedule 3.13.

                  3.14     Contracts.

                  (a) To the Seller's Knowledge, the Company Reinsurance Agreements, the Parent Reinsurance Agreement, the Assumption Agreements and the GEMICO Agreement (collectively, the "Company Agreements") constitute all of the contracts and commitments by which the Company is bound or to which the Company is subject, and there are no other contracts or commitments to which the Company is now a party or by which the Company or its assets are or may be bound or to which the Company or its assets are or may be subject, other than (i) contracts and commitments identified on Schedule 3.14(a) that will be terminated on or prior to the Closing except as indicated on such Schedule and (ii) this Agreement. The Company Agreements are valid and binding agreements of the Company and, to the Seller's Knowledge, each of the other parties thereto, enforceable against each of them in accordance with their terms, subject to the Bankruptcy Exception. To the Seller's Knowledge, on the Closing Date, the Assignment, the Commutation Agreement, the Assumption Agreements and the GEMICO Agreement will constitute all of the contracts and commitments by which the Company or its assets are or may be bound or to which the Company or its assets are or may be subject, and there will be no other contracts or commitments to which the Company is a party or by which the Company or its assets are or may be bound or to which the Company or its assets are or may be subject, other than this Agreement.

                  (b) Seller represents and warrants to Purchaser that the intent of the agreements set forth below was to render the Company devoid of any liabilities or obligations, including, but not limited to, any liabilities or obligations under insurance policies or reinsurance agreements written by the Company.

                  (i) With respect to (a) the Assumption Agreement, dated as of April 1, 1995, by and between the Company (then named Peninsula Property and Casualty Company) and American Bankers Insurance Company of Florida and (b) the Assumption Agreement, dated as of June 28, 1995, by and between the Company and Wesco Insurance Company (each agreement hereinafter referred to individually as an "Assumption Agreement" and collectively as the "Assumption Agreements"), Seller hereby represents and warrants to Purchaser, based on representations in the Seller Acquisition Agreement and to the Seller's Knowledge, that (1) the Company had, at the time such Assumption Agreement was executed and delivered, full corporate power and authority to execute, deliver and perform its obligations under such Assumption Agreement and the other documents executed or required to be executed in connection therewith; (2) each Assumption Agreement and the other documents required to be executed and delivered in connection therewith were duly authorized, executed and delivered by the Company; (3) each Assumption Agreement and the other documents required to be executed and delivered in connection therewith were the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, subject to the Bankruptcy Exception; (4) all consents, approvals, authorizations and orders necessary to permit the transactions contemplated by each Assumption Agreement have been obtained; (5) all notices to direct policyholders required to effect valid and binding novations of the insurance policies which are the subject of each Assumption Agreement have been sent; (6) each Assumption Agreement and the other documents required to be executed and delivered in connection therewith are valid and continuing obligations of the parties thereto, (7) no party to such agreements has given notice of termination or taken any action inconsistent with the continuance of such agreements, and (8) the execution, delivery and performance of this Agreement will not affect the enforceability of such agreements against the parties thereto.

                  (ii) With respect to the Assumption Agreement, dated as of December 30, 1993, by and between the Company (then named General Electric Guaranty Insurance Corporation) and General Electric Mortgage Insurance Corporation (the "GEMICO Agreement"), Seller hereby represents and warrants to Purchaser that, to Seller's Knowledge, (a) the GEMICO Agreement and the other documents required to be executed and delivered in connection therewith are valid and continuing obligations of the parties thereto, (b) no party to such agreements has given notice of termination or taken any action inconsistent with the continuance of such agreements and (c) the execution, delivery and performance of this Agreement will not affect the enforceability of such agreements against the parties thereto.

                  3.15 Employee Matters. The Company (i) does not have, and since the time that Seller acquired the Company the Company has not had, any employees or independent contractors (including independent insurance agents),
(ii) is not a party to or obligated under, and does not have any liabilities or obligations with respect to, any employment, consulting or agency contract with any Person, including any former employee or former independent contractor (including a former independent sales agent), and (iii) does not otherwise have any liabilities or obligations with respect to any current or former employee or independent contractor (including any current or former independent sales agent). At the Closing, the Company will not have any liabilities or obligations to any current or former officers or directors of the Company. Since December 30, 1993, the Company has not maintained, contributed to or been obligated to contribute to any Employee Benefit Plan. The Company is not a party to or otherwise obligated under any collective bargaining agreement. Seller acknowledges that Purchaser is assuming no liability or responsibility with respect to benefits payable or any other obligation owed under any Employee Benefit Plan, or for any insurance agent arrangements which may have existed prior to the date hereof (including any commissions or fees owed in connection therewith).

                  3.16     Powers of Attorney. Other than as set forth in
Schedule 3.16 and other than any powers of attorney granted to insurance commissioners in connection with state licensing matters, all powers of attorney granted by the Company have expired or been revoked prior to the date hereof.

                  3.17 Accuracy of Documents. All minute books and stock records of the Company and all other Documents delivered by Seller or the Company to Purchaser in connection with the transactions contemplated hereby are complete and accurate in all material respects. All corporate books and records of the Company are maintained in compliance in all material respects with all applicable statutes, including requirements as to their location.

                  3.18 Brokers and Finders. Except for Merger & Acquisition Services, Inc., no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Seller or the Company.

                  3.19 Insurance Business. Since December 22, 1995, the Company has not engaged in any business of insurance or reinsurance other than the business transacted pursuant to the Company Reinsurance Agreements and the Parent Reinsurance Agreement, all of which will be commuted and the parties thereto released pursuant to the Commutation Agreement. To Seller's Knowledge and based on representations in the Seller Acquisition Agreement, during the period from December 30, 1993 until December 22, 1995, the Company did not write any business other than business which was assumptively reinsured under the Assumption Agreements.

                  3.20     Assets and Properties.

                  (a) The Company owns and has good and marketable title to all of its assets and Properties, free from any Liens or Restrictions (other than any escrowed amounts or other deposits made with state insurance commissioners).

                  (b) On the Closing Date, the Company will not own any assets or Properties, except (i) its corporate charter and the Insurance Permits set forth on Schedule 3.1(b), (ii) the assets set forth on the Closing Date Statement of Assets, and (iii) the contractual rights of the Company pursuant to the Assignment, the Commutation Agreement, the Assumption Agreements and the GEMICO Agreement.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and Parent, as of the date of this Agreement (except if another date is specified in the representation or warranty) and as of the Closing Date, as follows:

                  4.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has all requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.

                  4.2 Authorization of Agreement. Purchaser has the corporate power to execute and deliver this Agreement and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the Bankruptcy Exception.

                  4.3 No Breach of Statute or Contract; Governmental Authorizations.

                  (a) Neither the execution and delivery by Purchaser of this Agreement nor performance by Purchaser of its obligations hereunder will conflict with, or result in a breach of, any of the terms, conditions or provisions of: (i) the Restated Certificate of Incorporation or

By-laws of Purchaser; (ii) subject to receipt of approvals referred to in
Section 4.3(b), any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or any law, statute or regulation, to which Purchaser is subject; or (iii) any agreement, contract or commitment to which Purchaser is a party or is subject, except, in the case of clauses (ii) and (iii) only, for such conflicts or breaches which would not materially impair the ability of Purchaser to execute, deliver and perform its obligations under this Agreement.

                  (b) To Purchaser's Knowledge, except for (i) the approval by the Delaware Commissioner with respect to the change in control of the Company and (ii) any approvals by the insurance department of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement which are required by applicable law, regulation or rule to be obtained by Seller, there are no governmental approvals required to permit the consummation of the transactions contemplated by this Agreement.

                  4.4 Investment Intent. Purchaser represents and warrants that (i) subject to the provisions of Section 2.4 hereof, Purchaser is acquiring the Stock for its own account, for investment purposes only and not with a view to the resale, distribution or other disposition thereof or any part thereof or any interest therein, and (ii) Purchaser has such knowledge of and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Company as contemplated by this Agreement. Purchaser acknowledges that the Stock will not be registered under the Securities Act of 1933, as amended, or under any state securities law and, therefore, may not be sold by Purchaser except pursuant to an effective registration statement under such Securities Act or an exemption from registration thereunder and pursuant to registration or qualification under any applicable state securities law or exemption therefrom.

                  4.5 No Litigation. There are no actions, suits or administrative, arbitration or other proceedings or governmental investigations (including counterclaims) pending or, to Purchaser's Knowledge, threatened in writing to restrain, prohibit or otherwise challenge the performance by Purchaser of the transactions contemplated by this Agreement.

                  4.6 Brokers and Finders. Except for Merger & Acquisition Services, Inc., no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

                                    ARTICLE V

                        CONDUCT AND TRANSACTIONS PRIOR TO
                         CLOSING; COVENANTS; INDEMNITIES

                  5.1 Investigations; Operation of the Business of the Company. Between the date of this Agreement and the Closing:

                  (a) (i) Upon receipt of reasonable notice, Seller and Parent will give, or cause to be given, to Purchaser or Purchaser's representatives and agents, reasonable access to the books, records and officers of the Company and, to the extent that the same pertain to the Company, the books and records of Seller and Parent, and Seller and

         Parent will cause the officers and employees of Seller and Parent and of the Company to furnish to Purchaser upon reasonable prior notice such financial data and other information with respect to the assets and the conduct of the business of the Company as Purchaser shall from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such manner so as not to interfere unreasonably with the operation of the business of Seller, Parent or the Company.

                  (ii) Until the Closing Date, Purchaser shall hold any Confidential Information in confidence unless and until such time as such information otherwise becomes publicly available, and, in the event of the termination of this Agreement, upon request by Seller, shall deliver to Seller all such Confidential Information so obtained by Purchaser; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the parties hereto (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transaction, beginning on the earliest of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction, or (iii) the date of the execution of this Agreement (with or without conditions) to enter into the transaction, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any information that is not necessary to understanding the Tax treatment and any facts that may be relevant to the Tax structure of the transaction (including the identity of the parties and any information that could lead another to determine the identity of the parties), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

                  (iii) Notwithstanding any other provision of this Agreement, the covenants of Purchaser set forth in this Section 5.1(a) shall survive the cancellation, abandonment or termination of this Agreement.

                  (b) Each of Seller, Parent and Purchaser agrees that it will promptly make or cause to be made any filing or submission required to be made by it or on its behalf or on behalf of the Company with the Delaware Commissioner and with the insurance department or similar regulatory authority of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement.

                  (c) Seller, Parent and Purchaser shall cooperate in using all reasonable efforts to cause the conditions to the Closing hereunder to be satisfied as soon as practicable including, without limitation, obtaining the consents, approvals and authorizations necessary for the Closing. For purposes of this Agreement, the covenant of the parties to use their "reasonable best efforts" shall not require any party to incur any unreasonable expenses.

                  (d) Except as otherwise provided for by the terms of this Agreement, without the prior written consent of Purchaser, Seller and Parent will not permit the Company to: (i) issue or sell, or commit to issue or sell, any shares of its capital stock; (ii) grant or commit to grant any options, warrants or rights to subscribe for, purchase, or otherwise acquire any shares of its capital stock; (iii) issue or commit to issue any securities convertible into or exchangeable for shares of its capital stock; (iv) either declare, set aside, pay or commit to pay any dividend or other distribution with respect to its capital stock or transfer any asset for any other purpose; (v) directly or indirectly redeem, purchase or otherwise acquire or dispose of, or commit to acquire or dispose of, any shares of its capital stock; (vi) effect a split, modification or reclassification of its capital stock or a recapitalization of the Company;
(vii) change the Certificate of Incorporation or By-laws of the Company; (viii) make, or agree to make, any borrowings or any guarantee, or agree to guarantee, the borrowings of any other Person; (ix) enter into or become party to any contract or commitment other than the Assignment and the Commutation Agreement;
(x) write any new insurance or reinsurance business or engage in any business except as may be specifically contemplated in this Agreement; (xi) take any action that would cause the Company to incur any liability whatsoever not fully indemnified hereby or that would have the effect of impairing the value of the assets or the validity of any Insurance Permit; (xii) enter into any new employment, severance or consulting contracts or otherwise hire any new employees; (xiii) subject any of its Properties or assets to any Liens or Restrictions; or (xiv) except as set forth herein, take any action not in the ordinary course of the Company's business or which would be inconsistent with delivering to Purchaser a corporation as otherwise contemplated in this Agreement. Further, after preparation and delivery of the Closing Date Statement of Assets and the Closing Date Balance Sheet, without the prior written consent of Purchaser, Seller and Parent shall not, nor shall Seller or Parent permit the Company to, take any action which would cause or require any changes to the information set forth in the Closing Date Statement of Assets or the Closing Date Balance Sheet, or which would cause the sale or disposition of any assets reflected in the Closing Date Statement of Assets.

                  (e) Except as specifically consented to in writing by Purchaser, Seller and Parent shall not, and shall not permit the Company to, take any action or omit to take action that would result in a breach of any representation or warranty of Seller or Parent contained in this Agreement.

                  (f) Except as otherwise contemplated by this Agreement or specifically consented to in writing by Purchaser, from the date of this Agreement through the Closing Date, Seller and Parent shall cause the Company to
(i) conduct its business only in the ordinary course consistent with past and current practices, (ii) comply in all material respects with all applicable laws, (iii) preserve and maintain in full force and effect the Insurance Permits and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

                  (g) Purchaser covenants to use reasonable efforts to file as promptly as practicable the Statement Regarding the Acquisition of Control of or the Merger with a Domestic Insurer (Form A) with the Delaware Commissioner.

                  5.2 Pending or Threatened Litigation or Action. Between the date of this Agreement and the Closing Date, Seller and Parent, on the one hand, and Purchaser, on the other hand, shall each inform the other, promptly upon any party's obtaining knowledge thereof, of any pending or threatened litigation or action by any regulatory authority which could reasonably be anticipated (i) to prohibit or restrain or impair the consummation of the transactions contemplated by this Agreement or the performance by Seller, Parent or Purchaser of their respective obligations under this Agreement, (ii) to have a Material Adverse Effect or (iii) to have the effect of impairing the value of the assets to be transferred at the Closing or the validity of any Insurance Permit.

                  5.3      Tax Audits; Tax Returns.

                  (a) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed for any Pre-Closing Period by or with respect to the Company and Seller shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. All such Tax Returns will be prepared in a manner consistent with the past practice of Seller and the Company.

                  (b) Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed for any Post-Closing Period or any Straddle Period by or with respect to the Company and, subject to Section 5.4(a) hereof, Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (c) Purchaser shall cause the Company to prepare in a manner consistent with past practice of the Company and to deliver to Seller all relevant Tax information relating to the Company reasonably required to permit Seller to file or cause to be filed when due all Tax Returns required to be filed or caused to be filed by Seller pursuant to Section 5.3(a) of this Agreement.

                  (d) Purchaser and the Company will provide Seller (and its attorneys, accountants and agents) with the right, at reasonable times, upon reasonable notice, to have access to, copy and use, any records or information that are reasonably available to the Company and that Seller deems in its reasonable discretion relevant for the preparation of any Tax Returns, any audit or other examination by any Taxing Authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes of the Company for taxable periods ending on or prior to the Closing Date. Purchaser shall be reimbursed by Seller or Parent for all reasonable out-of-pocket expenses incurred by Purchaser in connection with providing such information. Any information obtained pursuant to this Section 5.3(d) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

                  (e) In the case of any income or premium Tax Return for any Straddle Period, Purchaser shall provide Seller with copies of the completed Tax Return for such taxable period and a schedule apportioning the Tax shown on such Tax Return as between Seller and Purchaser and specifying the amount due to or from Seller (all computed in accordance with Section 5.4(a) hereof), together with such related work papers and other documents as Seller shall reasonably request, no later than forty-five (45) days before the due date for the filing of such Tax Return. Seller and its authorized representatives shall have the right to review the Tax Return and schedule received from Purchaser pursuant to the terms of this Section 5.3(e). Seller and Purchaser agree to consult each other and resolve in good faith any issues arising under the terms of this
Section 5.3(e) as a result of the review of any such Tax Return and schedule received from Purchaser and the amount of Tax, if any, due from Seller shall be paid by Seller to Purchaser no later than two (2) days prior to the date of filing of such Tax Return or the amount of Tax due, if any, from Purchaser to Seller shall be paid by Purchaser to Seller no later than three (3) days after the date of filing of such Tax Return.

                  (f) Seller shall cause any Tax sharing agreement or similar arrangement with respect to Taxes involving the Company, on the one hand, and Seller, or any Affiliates of Seller, on the other hand, to be terminated effective as of the Closing Date, so that to the extent any such agreement or arrangement relates to the Company after the Closing Date, none of the Company, Seller, nor its Affiliates shall have any obligation thereunder to the other, whether to make payment or otherwise, under any such agreement or arrangement for any past, present or future period.

                  (g) Except as otherwise expressly contemplated by this Agreement, from the date hereof to and including the Closing Date, Seller, without the prior written consent of Purchaser will not permit the Company to directly or indirectly (i) make, change or revoke, or permit to be made, changed or revoked, any election or method of accounting, with respect to Taxes affecting the Company for Post-Closing Tax Periods, (ii) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes of the Company affecting or relating to Post-Closing Tax Periods, or (iii) enter into any transaction or series of transactions other than in the ordinary course of business, or take any position on any Tax Return for any taxable period (or portion thereof) ending on or prior to the Closing Date that would have the effect of increasing the Company's tax liability for any taxable period (or portion thereof) beginning after the Closing Date.

                  (h) If (i) Seller receives a written notice from any Taxing Authority proposing an audit or other examination of a Tax Return of the Company for any Pre-Closing Period or (ii) a claim is made or threatened in writing by any Taxing Authority that, if successful, may result in an indemnity payment under Section 5.4(a) hereof (each a "Tax Claim"), Purchaser shall promptly notify Seller in writing stating the nature and basis of such Tax Claim, and the amount thereof, to the extent known. Failure to give such notice shall not relieve Seller from any liability that it may have on account of this indemnification or otherwise, unless and to the extent that Seller is materially adversely prejudiced thereby. Seller will have the right, upon notification to Purchaser within thirty (30) days of the date Purchaser notified Seller of such Tax Claim, to assume at its own expense the control of any audit or other defense of any Tax Claim with its own counsel. If Seller elects not to control any audit or other defense of a Tax Claim, Purchaser shall have the authority to settle without Seller's consent such Tax Claim. Seller's right to control a Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by Seller or for which Seller would be liable pursuant to Section 5.4(a) hereof. Purchaser shall cooperate in good faith with Seller in contesting any Tax Claim, which cooperation shall include providing records and information that are reasonably available to the Company and relevant to such Tax Claim. All reasonable out-of-pocket expenses of Purchaser related to such cooperation shall be borne by Seller. Notwithstanding the foregoing: (i) Seller shall not have the right to control any issue involved in a Tax Claim unless Seller first acknowledges in writing its obligation to fully indemnify Purchaser for the Taxes asserted in connection with such issue; (ii) no settlement or disposition of any Tax Claim shall be made without Purchaser's prior written consent (which consent shall not be unreasonably withheld); and (iii) Purchaser and Seller shall jointly control all proceedings involving any claims for Taxes assessed in respect of a Straddle Period, and each party shall bear its own out-of-pocket costs and expenses relating to such claims.

                  (i) Seller, Purchaser and the Company agree that for all income Tax purposes, the taxable period of the Company shall be terminated as of the close of business on the date of the Closing in accordance with Treasury Regulations Section 1.1502-76(b)(1) (other than transactions properly allocable thereunder to the portion of the day after the Closing shall occur) and items of income, gain, loss, deduction or credit shall be apportioned based upon a closing of the books for Tax purposes in accordance with Treasury Regulation
Section 1.1502-76(b). No elections shall be made under either Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) or Treasury Regulation Section 1.1502-76(b)(2)(iii) (to ratably allocate the items for the month which includes the Closing Date). Seller, Purchaser and the Company further agree to file all Tax Returns, handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this Section 5.3(i).

                  5.4 Indemnifications, Assumptions of Liability and Related Matters.

                  (a)      Subject to the provisions of Sections 5.4(e), (f) and
(g) and 5.5(b) hereof, Parent and Seller, jointly and severally, shall pay and shall indemnify and hold harmless Purchaser, Transferee and the Company from:
(i) all liability of the Company for Taxes (other than any Tax constituting a part of the 2004 Filing Fees) assessed in respect of, and all costs and expenses of Tax audits or the preparation of Tax Returns for, all Pre-Closing Periods, and the Seller's portion of any Straddle Period; (ii) all liability resulting by reason of the several liability of the Company pursuant to Treasury Regulation
Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of an affiliated, consolidated, combined or unitary group of which the Company was a member on or prior to the Closing Date; (iii) all liability of the Company in respect of Taxes of any other Person or entity pursuant to any agreement or contract, whether written or unwritten, entered into on or before the Closing Date, or as a transferor or successor, by contract or otherwise; and (iv) all liability arising as a result of a breach of the representations provided in Section 3.7 hereof, or the failure of Seller to perform its obligations pursuant to Section 5.3 or Section
5.6 hereof. In the case of any Straddle Period, Parent and Seller shall be solely responsible for all Taxes (other than any Tax constituting a part of the 2004 Filing Fees) of the Company (and that portion of the Company's costs for the preparation of each such Tax Return and Tax Audits) attributable to the portion of the period ending on, and that includes, the Closing Date, and Purchaser shall be solely responsible and shall indemnify Seller for all Taxes imposed on the income or operations of the Company and attributable to the portion of the period beginning after the Closing Date. For purposes of this Agreement, the portion of any Tax (other than any Tax constituting a part of the 2004 Filing Fees) that is attributable to the portion of a Straddle Period up to and including the Closing Date shall be (i) in the case of a Tax that is not based on gross or net income, premiums, sales or gross receipts (including real property taxes), the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of any Tax that is based on any of gross income, premiums, sales or gross receipts, the Tax that would be due with respect to the portion of the Straddle Period through and including the Closing Date, if such portion of the Straddle Period were a separate taxable period, except that exemptions, allowances, deductions, credits or graduated rates that are calculated or applied on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on the basis of the gross income, premiums, sales or gross receipts for each such period, or if not based upon such gross income, premiums, sales or gross receipts, then on a per diem basis.

                  (b) Subject to the provisions of Sections 5.4(e) and (g) hereof, from and after the Closing Date, Parent shall indemnify and hold harmless Purchaser, Transferee and the Company from and against any and all losses, claims, damages, liabilities, guaranty fund assessment or similar obligation, costs, expenses (together with reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against Parent), Taxes and penalties, if any, arising out of or based upon the employment of any individual or entity or arising with respect to or out of any Employee Benefit Plan including, without limitation, any liability: (i) to the PBGC or any other person under Title IV of ERISA; (ii) with respect to a Multiemployer Plan under Title IV of ERISA; (iii) with respect to any notice and benefit continuation requirements of COBRA; (iv) with respect to any noncompliance with ERISA or any other applicable laws, or with the terms of the Employee Benefit Plan; (v) any excise tax imposed under Sections 4971 through 4980F of the Code; (vi) with respect to any failure to make any contribution to the Employee Benefit Plan; and (vii) with respect to any suit, proceeding or claim which is brought against the Company, its officers or directors, any Employee Benefit Plan or any fiduciary or former fiduciary of any Employee Benefit Plan; provided, however, that Parent's obligation to indemnify Purchaser, Transferee and the Company pursuant to the provisions of this Section 5.4(b) shall not apply to any loss, claim, damage, liability, guaranty fund assessment or similar obligation, cost or expense (together with reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification) which (A) relates to any individual or entity that was not employed by, and performed no services for, the Company prior to the Closing Date; (B) is based upon or arose out of an act taken by or omission by the Company, Transferee or Purchaser with respect to an event occurring after the Closing Date which event has no connection, directly or indirectly, with any Employee Benefit Plan or employment arrangement for which the Company had (prior to the Closing Date), or a pre-Closing ERISA Affiliate had, an obligation or potential obligation; or (C) is based upon or arose out of any employee benefit plan which was not maintained by the Company or a pre-Closing ERISA Affiliate prior to the Closing Date, or with respect to which neither the Company nor any pre-Closing ERISA Affiliate had any obligations which arose before the Closing Date. Purchaser shall indemnify and hold harmless Seller to the same extent as Parent's indemnity of Purchaser set forth in this
Section 5.4(b) with respect to the matters described in clauses (A), (B) and (C) of this proviso.

                  (c)      Subject to the provisions of Sections 5.4(e), (f) and
(g) and 5.5(b) hereof, from and after the Closing Date, Parent shall indemnify and hold harmless Purchaser, Transferee and the Company and their respective directors, officers and employees (collectively, the "Purchaser Indemnitees") from and against any and all losses, claims, damages, liabilities, guaranty fund assessments or similar obligations, costs, expenses (including reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against Parent) and penalties, if any (collectively, the "Purchaser Losses"), arising out of, based upon or with respect to: (i) any breach of or failure by Seller, Parent or any of their respective Affiliates to perform or comply with any of the covenants, agreements or undertakings to be performed or complied with by any of them under the Company Reinsurance Agreements, the Parent

Reinsurance Agreement, the Assignment or the Commutation Agreement; (ii) any breach of or failure by Seller, Parent or any of their respective Affiliates to perform or comply with any of the covenants, agreements or undertakings to be performed or complied with by any of them under this Agreement; (iii) any breach of any representation or warranty made by Seller or Parent in this Agreement or in any certificate, instrument or other documentation delivered pursuant hereto; and (iv) any liability of the Company (whether known or unknown at the time of execution of this Agreement) based on or arising out of any act, omission or event occurring prior to the Closing.

                  (d)      Subject to the provisions of Sections 5.4(e), (f) and
(g) hereof, from and after the Closing Date, Purchaser shall indemnify and hold harmless Parent and Seller and their respective directors, officers and employees (collectively, the "Seller Indemnitees") from and against any and all losses, claims, damages, liabilities, guaranty fund assessments or similar obligations, costs, expenses (including reasonable attorneys' fees and all costs and expenses of enforcing such right of indemnification against Purchaser) and penalties, if any (collectively, the "Seller Losses"), arising out of, based upon or with respect to: (i) any breach of or failure by Purchaser to perform or comply with any of the covenants, agreements or undertakings to be performed or complied with by Purchaser under this Agreement; (ii) any breach of any representation or warranty made by Purchaser in this Agreement; (iii) any liability of the Company (other than any liability for which Parent is obligated to indemnify Purchaser, Transferee and the Company under this Section 5.4) based on or arising out of any act, omission or event occurring after the Closing; and
(iv) all liability of the Company for Taxes assessed in respect of all taxable periods beginning after the Closing Date.

                  (e) For the purposes of administering the indemnification provisions of this Section 5.4 (except for any Tax Claim subject to Section 5.3(h) hereof), the following procedures shall apply from and after the Closing
Date:

                  (i) An indemnified party shall notify the Indemnitor of any Indemnification Event reasonably promptly following (A) the receipt of notice by the indemnified party of the commencement of any action or proceeding, (B) such indemnified party becoming aware of the assertion of any claim against such indemnified party, or (C) the discovery by such indemnified party of any loss giving rise to indemnity pursuant to this Section 5.4. Such notification shall indicate whether such indemnified party is requesting indemnification with respect to such Indemnification Event and the amount of indemnification initially anticipated. The failure to notify the Indemnitor of any Indemnification Event shall not relieve the Indemnitor of its indemnity obligation, unless and to the extent that the Indemnitor is materially and actually prejudiced thereby.

                  (ii) After notification is given as required by Section 5.4(e)(i) of this Agreement, the Indemnitor shall be entitled (but is not obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim. Any indemnified party is hereby authorized prior to the date on which it receives written notice from the Indemnitor that the Indemnitor intends to assume the defense, settlement or other disposition of such action or proceeding, to file any motion, answer or other pleading and to take such other action which the indemnified party shall reasonably deem necessary to protect its interest or that of the Indemnitor until the date on which the indemnified party receives such notice from the Indemnitor, provided that, prior to filing such motion, answer or other pleading or taking such other action, the indemnified party shall have made reasonable efforts to consult with the Indemnitor. If the Indemnitor fails to confirm in writing within one month of the date of the notification referred to above that the Indemnitor will assume the defense, the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding, and in such event the indemnified party shall pursue the defense or settlement of any such action or proceeding in good faith and the Indemnitor shall remain liable and responsible for all losses in connection therewith, including the indemnified party's costs, attorneys' fees and expenses, all as and when incurred by such indemnified party.

                  (iii) In cases where the Indemnitor has assumed the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume such defense or settlement with counsel of its own choosing, provided that (except with respect to Tax audits subject to the provisions of Section 5.3(h) of this Agreement): (A) the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought (it being understood that the Indemnitor shall be entitled to make all final determinations with respect to the defense or (subject to clause (B) hereof) settlement of such action, proceeding or claim); and (B) unless the settlement of an action, proceeding or claim involves only the payment of dollar damages (all of which are to be paid by the Indemnitor), the Indemnitor shall not be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such action, proceeding or claim without the consent or agreement of the indemnified party (which consent will not be unreasonably withheld or delayed).

                  (iv) In any case where an Indemnitor shall have assumed the defense or settlement of any action, proceeding or claim and the indemnified party is entitled to continue to participate in such action, proceeding or claim, and shall have elected to do so, it shall do so at its own expense. In no event shall an Indemnitor be liable to any indemnified party for the cost of employing or using in-house legal counsel regardless of whether such Indemnitor has, or has not, assumed the defense or settlement of such action, proceeding or claim.

                  (v) In the event indemnification is requested, the Indemnitor, its representatives and agents shall have reasonable access to the books, records and other Documents of the indemnified party or parties seeking such indemnification to the extent reasonably requested by the Indemnitor in connection with the Indemnitor's defense or settlement of any action, proceeding or claim; provided, however, that such access shall be provided upon reasonable prior notice, during normal business hours and in such manner as not to interfere unreasonably with the operation of the business of the indemnified party or parties and shall only take place in the presence of a representative of the indemnified party or parties unless otherwise so agreed; and provided, further, that the indemnified party shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates), other than the Company, and shall not be required to participate in the defense of any action, proceeding or claim to be indemnified under this Agreement (except as otherwise expressly set forth in this Agreement), unless such disclosure or participation is required or reasonably necessary in the defense of any action, proceeding or claim to be indemnified under this Agreement, in which case the indemnified party shall be fully reimbursed for the reasonable costs of such participation.

                  (vi) From the date of this Agreement, each party agrees that, except as provided below, it shall retain all Documents with respect to all material matters pertaining to the Company (except to the extent that such Documents in the possession of Seller at the Closing and relating to the Company may be transferred at the Closing to the possession of Purchaser or the Company). Before disposing of or otherwise destroying any such Documents, the possessor thereof shall give reasonable notice to such effect and deliver to the other party, at the other party's expense and upon its request, a copy of any such Documents. In addition, each party to this Agreement agrees to use its best efforts to cause its employees (and in the case of Purchaser, the employees of the Company) to cooperate with and assist the other party in connection with any claim, action or proceeding for which indemnity is sought under this Agreement or with respect to which either party has elected to participate in the defense.

                  (vii) Following payment by an indemnified party of any amount for which it is entitled to indemnity, the indemnified party may demand in writing that the Indemnitor reimburse the indemnified party for such payment. Such written demand shall set forth the basis and amount of such payment in reasonable detail and include a copy of any supporting invoice, demand(s) against which payment(s) were made and all supporting documentation. If reimbursement is not made by the Indemnitor within 30 calendar days of receipt by the Indemnitor of such demand for which the parties agree the Indemnitor is liable, interest shall thereafter accrue and be payable on the amount to which the indemnified party is entitled at a rate equal to 6% per annum until paid; provided however, if the Indemnitor disputes the amount demanded or the basis for indemnification or disputes that the party seeking indemnification is entitled thereto, and fails to pay all amounts due within 30 days after a final determination is made in favor of the indemnified party, interest shall be payable from and after the 31st day after such final determination at a rate equal to 10% per annum. If an amount paid by the Indemnitor pursuant to this Section 5.4 is finally determined not to have been due from the Indemnitor, the indemnified party shall return the amount so paid together with interest at a rate of 6% per annum from the date payment was made by the Indemnitor until the 30th day after such final determination, and at a rate of 10% per annum thereafter, until the date such payment is received by the Indemnitor.

                  (f)      (i)     Notwithstanding anything in this Agreement to
         the contrary, for purposes of the indemnification provisions set forth in this Article V, all Material Adverse Effect, materiality and correlative qualifications included in any of the representations and warranties contained in this Agreement shall be disregarded (including for purposes of determining whether a breach has occurred and for purposes of determining the amount of Purchaser Losses or Seller Losses, as the case may be, associated with a breach).

                  (ii) Subject to Section 5.4(f)(iii) below, Parent shall not be required to make any indemnification payment pursuant to Section 5.4(c)(iii) for any breach of any of the representations or warranties made by Seller or Parent until such time as the total amount of the Purchaser Losses (including the Purchaser Losses arising from such breach and all other Purchaser Losses arising from any other breaches of the same representation or warranty or any other representation or warranty) that have been suffered or incurred by the Purchaser Indemnitees exceeds $50,000 in the aggregate. At such time as the total amount of such Purchaser Losses exceeds $50,000 in the aggregate, the Purchaser Indemnitees shall be entitled to be indemnified against the full amount of such Purchaser Losses (and not merely the portion of such Purchaser Losses exceeding $50,000).

                  (iii) The limitation on Parent's indemnification obligations that is set forth in Section 5.4(f)(ii) above shall not apply to any breach of any of the representation and warranties set forth in Section 3.3 (Capital Stock of the Company), Section 3.4 (Interests in Securities of the Company), Section 3.7 (Tax Returns and Reports), Section 3.12 (Form of Capital and Surplus), Section 3.15 (Employee Matters) and Section 3.18 (Brokers and Finders).

                  (iv) Subject to Section 5.4(f)(v) below, Purchaser shall not be required to make any indemnification payment pursuant to Section 5.4(d)(ii) for any breach of any of the representations or warranties made by Purchaser until such time as the total amount of the Seller Losses (including the Seller Losses arising from such breach and all other Seller Losses arising from any other breaches of the same representation or warranty or any other representation or warranty) that have been suffered or incurred by the Seller Indemnitees exceeds $50,000 in the aggregate. At such time as the total amount of such Seller Losses exceeds $50,000 in the aggregate, the Seller Indemnitees shall be entitled to be indemnified against the full amount of such Seller Losses (and not merely the portion of such Seller Losses exceeding $50,000).

                  (v) The limitation on Purchaser's indemnification obligations that is set forth in Section 5.4(f)(iv) above shall not apply to any breach of the representations and warranties set forth in
         Section 4.6 (Brokers and Finders).

                  (g) All representations, warranties and covenants, including without limitation any indemnity obligations, of the parties hereto which are contained in this Agreement, together with the certificates delivered pursuant hereto, shall survive the Closing and remain operative and in full force and effect, regardless of any investigation heretofore or hereafter made by or on behalf of the parties hereto, except that the representations and warranties set forth in Section 3.7 shall survive the Closing and remain in full force and effect only until thirty (30) days following the expiration of the applicable statutes of limitation.

                  5.5 Closing Date Statement of Assets and Closing Date Balance Sheet.

                  (a) Seller and Purchaser shall cooperate in the preparation of the Closing Date Statement of Assets. The Closing Date Statement of Assets shall be prepared as of the close of business on the business day immediately prior to the Closing Date and shall set forth the value of all tangible assets of the Company (other than deferred Tax assets). Assets included on the Closing Date Statement of Assets shall be valued as follows: (i) cash and cash equivalents shall be valued at face value and (ii) investment securities traded in a recognized public market shall be valued at their closing composite price as reported by Bloomberg LP or, if such values are not reported by Bloomberg LP, for the preceding business day as reported by the Wall Street Journal (if there is no closing price, then the average bid and asked prices shall be used); provided, however, that if the investment security is quoted only on a yield or discount rate basis, then such security shall be valued at the price calculated in accordance with generally accepted financial practice for the mean of the quoted bid and asked yield or rate. Seller shall prepare the Closing Date Balance Sheet reflecting the Closing Date Shareholder's Equity based upon the Closing Date Statement of Assets, and shall deliver the Closing Date Statement of Assets and the Closing Date Balance Sheet reflecting the Closing Date Shareholder's Equity to Purchaser no later than 6:00 p.m. on the business day immediately prior to the Closing Date.

                  (b) The parties agree that Filing Fees for the year ending December 31, 2004 ("2004 Filing Fees") shall be allocated between the Seller and Purchaser in accordance with this Section 5.5(b) and that such allocation shall be binding on the parties for purposes of calculating the Purchase Price regardless of the actual amount of the 2004 Filing Fees and regardless of when such 2004 Filing Fees are actually paid. First, the parties hereto stipulate and agree that the total amount used to calculate 2004 Filing Fees for purposes of this Section 5.5(b) shall be the aggregate amount of 2003 Filing fees as shown on Schedule 3.8(b). Next, it is agreed that one-fourth of such Filing Fee shall be chargeable to the Seller and three-fourths of such Filing Fees shall be chargeable to the Purchaser as follows: From the amount equal to one-fourth of the 2004 Filing Fees shall be deducted all amounts actually paid by the Company prior to the Closing Date. If the resulting balance is less than zero, such negative balance shall considered a prepaid expense and shall be shown as an asset on the Closing Date Balance Sheet. If the resulting balance is positive, such amount shall be shown as an accrued unpaid expense on the Closing Date Balance Sheet. No other accrued unpaid or prepaid expense shall be shown on the Closing Date Balance Sheet for 2004 Filing Fees. The foregoing adjustments shall constitute complete settlement and discharge amount the parties with respect to the 2004 Filing Fees and the indemnification obligation set forth in Section 5.4 shall not apply with regard to any 2004 Filing Fees, provided, nothing in this Section 5.5(b) shall relieve Seller from any obligation as otherwise set froth in this Agreement resulting from a breach of the representations and warranties set forth in Section 3.8(b).

                  5.6 Transfer Taxes. Seller shall cause all appropriate stock transfer Tax stamps to be affixed to the certificate or certificates representing the Stock. Seller, the Company and Purchaser shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, transfer gains or other similar transfer Taxes that become payable in connection with the sale of the Stock (other than the stock transfer taxes mentioned above) pursuant to this Agreement (collectively, "Transfer Taxes"). Any Transfer Taxes shown as due on such returns shall be borne equally by Seller and Purchaser.

                  5.7 Conduct of Business by Purchaser. Purchaser covenants that it shall not, and it shall not permit the Company to, take any action that would cause the Company to incur any liability whatsoever until the day following the Closing Date including, without limitation, the commencement of operations by the Company, the hiring of employees or insurance agents for the Company, the writing of any insurance business by the Company or engaging in any reinsurance or other business by the Company, amending or modifying any governing document of the Company or the taking of any other action whatsoever which obligates the Company to act or omit to act.

                  5.8 Change of Name. As promptly as practicable after the Closing, the Company shall change its name so that the Company does not have the word "Aegis" in its name, and the Company shall cease using the word "Aegis" in any of its business dealings.

                  5.9 Disclosure of Confidential Information. Seller shall not, and shall cause its Affiliates and its and their respective officers and directors not to, disclose any Confidential Information after the date hereof to any third party, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law. It is acknowledged and agreed that unauthorized use of any Confidential Information would cause irreparable injury constituting the proper subject of injunctive relief and specific performance, in addition to providing Purchaser an action for damages.

                  5.10 Compliance with Delaware Insurance Laws. During the period from the date hereof to the Closing Date, Seller shall, or shall cause the Company to, comply with all of the requirements of Delaware insurance laws.

                  5.11     Notification of Changes.

                  (a) Seller and/or Parent, as the case may be, shall, after the first notice or occurrence thereof but not later than the Closing Date, promptly notify Purchaser in writing of any event or the existence of any state of facts that would (i) make any of its representations and warranties in this Agreement untrue or (ii) reasonably be likely to constitute a Material Adverse Effect.

                  (b) Purchaser shall, after the first notice or occurrence thereof but not later than the Closing Date, promptly notify Seller in writing of any event or the existence of any state of facts that would (i) make any of its representations and warranties in this Agreement untrue or (ii) materially impair the ability of Purchaser to execute, deliver and perform its obligations under this Agreement.

                  5.12 Acquisition Proposals. From the date hereof through the Closing Date, neither Seller nor Parent shall, nor shall Seller or Parent permit any of their respective Affiliates or any of the officers, directors, employees, representative or agents of Seller, Parent or any of such Affiliates, directly or indirectly, to solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with, any person or group of persons (other than Purchaser) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, or disposition of assets of the Company, or any disposition of any of the securities of the Company (other than sales of investment securities in its investment portfolio with the prior written consent of Purchaser) (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. Seller and/or Parent, as the case may be, shall promptly communicate to Purchaser the terms of any Acquisition Proposal which it or any such other person may receive.

                  5.13 Assignment. On or prior to the Closing Date, Parent shall, and shall cause the Company to, execute and deliver the Assignment.

                  5.14 Commutation Agreement. On or prior to the Closing Date, Parent shall, and shall cause the Company to, execute and deliver the Commutation Agreement.

                  5.15     Payment of Brokers' or Finders' Fees. At the Closing,
(i) Purchaser will pay the finder's fee due to Merger & Acquisition Services, Inc., and (ii) Seller will reimburse Purchaser for one-half of the finder's fee payable to Merger & Acquisition Services, Inc.; provided, however, that the amount of such reimbursement payment by Seller shall not exceed $50,000.

                  5.16 Preparation of Statutory Financial Statements. With respect to any period ending on or prior to the Closing Date for which Statutory Financial Statements are required to be filed, Seller shall prepare, on a basis consistent with past practices, all Statutory Financial Statements of the Company, and Seller shall promptly provide to Purchaser, at least fifteen (15) business days prior to the due date, including any extensions, for the filing thereof, such Statutory Financial Statements together with such other information reasonably relevant to such Statutory Financial Statements, including schedules and work papers. Following receipt of any Statutory Financial Statements prepared by Seller, Purchaser shall promptly notify Seller if it disputes any of the information contained in such Statutory Financial Statements. The parties shall cooperate to promptly resolve any such dispute. During a transitional period not to exceed six months following the Closing Date, Seller shall provide Purchaser with such assistance in the preparation of Statutory Financial Statements of the Company as may reasonably be requested by Purchaser or the Company.

                                   ARTICLE VI

              CONDITIONS TO CLOSING; ABANDONMENT OF THE TRANSACTION

                  6.1 Conditions to the Obligations of Purchaser. Except to the extent waived by Purchaser in writing, the obligations of Purchaser to consummate the transactions contemplated herein and to purchase the Stock shall be subject to the satisfaction of each of the following conditions:

                  (a) The representations and warranties made by each of Seller and Parent contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if and to the same effect as though made at and as of the Closing Date. Each of Seller and Parent shall have performed all of its obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Each of Seller and Parent shall have delivered to Purchaser a certificate, in form and substance satisfactory to Purchaser, dated the date of the Closing and signed on its behalf by its Chairman, a Vice Chairman, its President, Vice President, Controller or Treasurer, in his or her respective representative capacity, and not individually, to all such effects and certifying to the satisfaction of the conditions to be performed by Seller, Parent, or the Company (prior to the Closing) set forth in this Section 6.1.

                  (b) No action or proceeding shall have been instituted and remain pending before a court or other governmental body (foreign or domestic) to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, the sale of the Stock to Purchaser or the performance of the material obligations of the parties to this Agreement; nor shall any governmental agency or body have notified any party to this Agreement or the Company that the consummation of the transactions contemplated by this Agreement would constitute a violation of the laws of the United States (or in the case of Parent, the laws of Bermuda) or the laws of the State of Delaware to which Purchaser or the Company is subject and that it intends to commence proceedings to restrain consummation of such transactions, to force divestiture if such transactions are consummated or to materially modify the terms or the results of such transactions, unless such agency or body shall have withdrawn such notice prior to the Closing Date.

                  (c) All authorizations, consents and approvals of the Delaware Commissioner required to be obtained in order to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained.

                  (d) Parent and the Company shall have entered into the Assignment, a fully executed original of which shall have been delivered to Purchaser.

                  (e) Parent and the Company shall have entered into the Commutation Agreement, a fully executed original of which shall have been delivered to Purchaser.

                  (f) Purchaser shall have received from LeBoeuf, Lamb, Greene & MacRae, LLP, an opinion addressed to Purchaser dated the Closing Date and substantially in the form attached as Exhibit B hereto. In addition, Purchaser shall have received from Appleby Spurling & Kempe an opinion addressed to Purchaser dated the Closing Date as to matters of Bermuda law with regard to Parent and substantially in the from of Exhibit C hereto. Purchaser shall also have received an opinion of in-house counsel to Seller dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to matters of corporate laws of the State of Delaware with regard to Seller and as to matters of corporate and insurance laws of the State of Delaware with regard to the Company, which opinion shall be to the effect that:

                  (i) Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction;

                  (ii) the Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction set forth in
         Schedule 3.1(b), except as noted in such Schedule;

                  (iii) the authorized capital stock of the Company consists of 10,000,000 shares of common stock, $1.00 par value per share, 3,500,000 shares of which have been duly authorized and validly issued and are outstanding and are fully paid and non-assessable;

                  (iv) to the knowledge of such counsel after due inquiry, except for this Agreement, the Company is not a party to or bound by any outstanding convertible or exchangeable securities or any option, warrant or other document granting the right to subscribe for or purchase from Seller or the Company, or any plans, contracts or commitments providing for the issuance of, or granting of rights to acquire, any capital stock or other ownership interests in the Company, including the Stock, or any securities convertible into or exchangeable for any such capital stock or ownership interests in the Company;

                  (v) all of the Stock is owned of record and, to the knowledge of such counsel after due inquiry, beneficially by Seller, and upon the transfer of the Stock to Purchaser pursuant to the terms hereof, Purchaser will be vested with good and valid title thereto, free and clear of all liens, claims and encumbrances, assuming that Purchaser acquires the Stock without notice of any adverse claim;

                  (vi) (A) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (B) all action required on the part of Seller to authorize the execution, delivery and performance of this Agreement has been taken, and (C) Seller has the power to perform its obligations hereunder;

                  (vii) (A) the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Assignment and the Commutation Agreement, (B) all actions required on the part of the Company to authorize the execution, delivery, and performance of the Assignment and of the Commutation Agreement have been taken, and (C) the Company has the power to perform its obligations thereunder;

                  (viii) this Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy Exception;

                  (ix) each of the Assignment and the Commutation Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exception;

                  (x) the Commutation Agreement fully extinguishes all liabilities and obligations of the Company pursuant to the Company Reinsurance Agreements and the Parent Reinsurance Agreement;

                  (xi) there are no actions, suits or administrative, arbitration or other proceedings pending or, to the knowledge of such counsel, threatened, against or affecting Seller or the Company at law or in equity, or before or by any federal, state, or other government department, commission, court, board, bureau, agency or instrumentality;

                  (xii) to the best knowledge of counsel, all authorizations, consents and approvals of all governmental agencies and authorities of the United States, of any state or any local jurisdiction required in order to permit consummation by Seller of the transactions contemplated by this Agreement have been obtained;

                  (xiii) neither the execution and delivery by Seller of this Agreement, nor the execution and delivery of the Assignment and the Commutation Agreement by the Company, nor the compliance by any of them with the terms and provisions hereof and thereof will (x) conflict with, or result in a breach of, any of the terms, conditions or provisions of: (A) the articles of incorporation or by-laws (or comparable organizational documents) of Seller or the Company, (B) any statute, law, regulation, and, to the best knowledge of such counsel, any judgment, order, injunction, decree or ruling of any Governmental Entity to which Seller or the Company is subject, or (C) any agreement, contract or commitment to which Seller or the Company is a party or is subject, except in the case of clauses (B) and (C) only, for such conflicts or breaches that (1) would not have a Material Adverse Effect, (2) would not materially impair the ability of Seller to execute, deliver or perform its obligations under this Agreement, (3) would not materially impair the ability of the Company to execute, deliver and perform its obligations under the Assignment or the Commutation Agreement, and (4) would not impair the validity of any Insurance Permit or (y) result in the creation or imposition of any Lien or Restriction on any of the Properties or assets of the Company; and

                  (xiv) such counsel is not aware of any facts (other than the pending change in control of the Company or the current limited business activity of the Company) that could result in the Insurance Permits listed on Schedule 3.1(b) not to be in full force and effect.

In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate: (A) upon opinions of local counsel as to matters of law other than that of the federal laws of the United States (provided such local counsel's opinions are received from counsel reasonably satisfactory to Purchaser and its counsel and are addressed to Purchaser) and
(B) as to matters of fact, upon certificates of state officials and of any officer or officers of Seller or the Company, provided in all such cases that the extent of any such reliance is specified in such opinion.

                  (g) Purchaser shall have received copies of all Insurance Permits identified on Schedule 3.1(b), certified by Seller as being in full force and effect.

                  (h) At the Closing, Seller shall deliver to Purchaser resignations of all officers and directors of the Company, effective upon the Closing.

                  (i) Purchaser shall have received fully executed originals of the Company Agreements, or copies thereof certified by Seller.

                  (j) All contracts listed on Schedule 3.14(a) shall have been terminated.

                  (k) Purchaser shall have received a certificate of Seller satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2).

                  6.2 Conditions to the Obligations of Parent and Seller. Except to the extent waived by Parent and Seller in writing, the obligations of Parent and Seller to consummate the transactions contemplated herein and to sell the Stock shall be subject to the satisfaction of each of the following conditions:

                  (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if and to the same effect as though made at and as of the Closing Date. Purchaser shall have performed all of its obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Purchaser shall have delivered to Seller certificates of Purchaser, in form and substance satisfactory to Seller, dated the date of the Closing and signed on behalf of Purchaser by its President or a Vice President in his or her respective representative capacity, and not individually, to all such effects and certifying to the satisfaction of the conditions to be performed by Purchaser set forth in this Section 6.2.

                  (b) No action or proceeding shall have been instituted and remain pending before a court or other governmental body (domestic or foreign) to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, the sale of the Stock by Seller or the performance of the material obligations of the parties to this Agreement; nor shall any governmental agency or body have notified either party to this Agreement or the Company that the consummation of the transactions contemplated by this Agreement would constitute a violation of the laws of the United States (or, in the case of Parent, the laws of Bermuda) or the laws of the State of Delaware to which Seller or the Company is subject and that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if such transactions are consummated, or to materially modify the terms or the results of such transactions, unless such agency or body shall have withdrawn such notice prior to the Closing Date.

                  (c) All authorizations, consents and approvals of the Delaware Commissioner required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (d) Seller shall have received from counsel(s) to Purchaser, which counsel shall be reasonably satisfactory to Seller and Parent, one or more opinions, dated the date of the Closing, in form and substance reasonably satisfactory to Seller and Parent, which opinions shall address the laws of the State of Delaware and taken together shall be to the effect that:

                  (i) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

                  (ii) all action required on the part of Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser has been taken, and Purchaser has the power to perform its obligations hereunder; and

                  (iii) this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

In rendering such opinions such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate: (A) upon opinions of local counsel as to matters of law other than that of the federal laws of the United States (provided such local counsel's opinions are received from counsel reasonably satisfactory to Seller and Parent and to counsel to Seller and Parent and are addressed to Seller and Parent); and (B) as to matters of fact, upon certificates of state officials and of any officer or officers of Purchaser, provided in all such cases the extent of any such reliance is specified in such opinion.

                  (e) At the Closing, Purchaser shall elect successor directors for resigning directors of the Company, and such successor directors shall elect successor officers of the Company.

                  6.3 Termination of Agreement and Abandonment of Transactions. Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

                  (a) By mutual written consent of Parent, Seller and Purchaser executed on behalf of each by its respective president, any vice president, or chief financial officer;

                  (b)      By Purchaser, if the conditions set forth in Section
6.1 shall not have been met on or before April 30, 2004; or

                  (c)      By Parent and Seller, if the conditions set forth in
Section 6.2 shall not have been met on or before April 30, 2004.

                  In the event of termination of this Agreement pursuant hereto, no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 5.1(a)(ii),
Article VII and Section 8.3 shall survive any such termination, and except that nothing herein shall relieve any party from liability for any breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to termination of this Agreement or any obligations hereunder.

                                  ARTICLE VII

                      TERMINATION OF OBLIGATIONS AND WAIVER
                       OF CONDITIONS; PAYMENT OF EXPENSES

                  In the event that this Agreement shall be terminated pursuant to Section 6.3(a) of this Agreement, all further obligations of the parties under this Agreement shall terminate without further liability of either Parent and Seller, on the one hand, or Purchaser, on the other hand, to the other, and each party will pay all of its own costs and expenses incident to the negotiation and preparation of this Agreement and to its performance of, and compliance with, all agreements and conditions contained in this Agreement on its part to be performed or complied with, including the fees, expenses and disbursements of counsel, provided that the obligations of the parties under Section 8.3 and the obligations of Purchaser under Section 5.1(a)(ii) shall survive any such termination. Termination of this Agreement pursuant to Section 6.3(b) or Section 6.3(c) shall be without prejudice to the rights and remedies available to each of Parent and Seller, on the one hand, or Purchaser, on the other hand, under applicable law, including the right to recover all expenses, costs and other damages, but no party shall be entitled to incidental or consequential damages including loss of anticipated profits. If any of the conditions specified in
Section 6.1 have not been satisfied, Purchaser may, nevertheless, at its election waive such conditions in writing and proceed with the transactions contemplated by this Agreement. If any of the conditions specified in Section
6.2 have not been satisfied, Parent and Seller may, nevertheless, at their election waive such conditions in writing and proceed with the transactions contemplated by this Agreement. In the event that the transactions contemplated by this Agreement are consummated, each party will pay all of its own costs and expenses in connection therewith.

                                  ARTICLE VIII

                                     GENERAL

                  8.1 Amendment and Waiver. This Agreement may not be amended, modified or supplemented except upon execution and delivery of a written agreement executed by the parties hereto. Any of the terms, covenants, representations, warranties or conditions hereof may be waived in writing at any time by or on behalf of the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision, and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                  8.2 Integrated Contract. This Agreement and the Schedules and Exhibits to this Agreement (which constitute part of this Agreement) and the other documents and writings referred to herein or delivered pursuant hereto (including, without limitation, the Company Agreements, the Assignment and the Commutation Agreement) contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  8.3 Publicity. From the date hereof until the Closing Date, the parties will consult with each other and will mutually agree by written consent upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby (such agreement not to be unreasonably withheld) and shall not issue any such publication or press release prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

                  8.4 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles regarding the choice of law.

                  8.5 Jurisdiction. (a) The parties hereto hereby consent and agree that they shall commence any action with respect to any claims or disputes between or among the parties hereto pertaining to this Agreement, the Company Agreements, the Assignment or the Commutation Agreement or to any matter arising out of or related to such agreements in the United States District Court for the Southern District of New York, so long as the action falls within the subject matter jurisdiction of such court; in the event any such action shall be determined by the court to be outside its subject matter jurisdiction, then the parties agree to commence any such action in the state courts of New York located in New York County. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting for such legal or equitable relief as is deemed appropriate by such court. Each party hereto irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given pursuant to Section 8.6 hereof. Subject to the foregoing, nothing in this Agreement shall be deemed or operate to affect the right of Purchaser, Seller or Parent to serve legal process in any other manner permitted by law, or to preclude the enforcement by Purchaser, Seller or Parent of any judgment or order obtained in the forum specified in this subsection or the taking of any action under this Agreement, the Company Agreements, the Assignment or the Commutation Agreement to enforce the same in any other appropriate forum or jurisdiction.

                  (b) To the extent that Purchaser, Seller or Parent has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party's property, Purchaser, Seller and Parent hereby irrevocably waive such immunity in respect of their respective obligations under this Agreement, the Company Agreements, the Assignment and the Commutation Agreement.

                  8.6 Notices. All notices, requests, claims, demands and other communications required or permitted under this Agreement shall be in writing and sufficiently given, upon receipt or three days after deposit in the United States mail (registered or certified, postage prepaid, return receipt requested) or by telex, facsimile or other written form of electronic communication, to the respective parties as follows:

                  If to Parent, to:

                  Associated Electric & Gas Insurance Services Limited c/o AEGIS Insurance Services, Inc.
                  10 Exchange Place
                  13th Floor
                  Jersey City, New Jersey  07302
                  Attn:  Mary Ellen Lenahan, Esq.
                  Facsimile:  (201) 521-9548

                  with a copy to:

                  LeBoeuf, Lamb, Greene & MacRae, LLP
                  125 W. 55th Street
                  New York, New York 10019
                  Attn:  John S. Pruitt, Esq.
                  Facsimile:  (212) 424-8500

                  If to Seller, to:

                  Aegis Holding Inc.
                  c/o AEGIS Insurance Services, Inc.
                  10 Exchange Place, 13th Floor
                  Jersey City, New Jersey 07302
                  Attn:  Mary Ellen Lenahan, Esq.
                  Facsimile:  (201) 521-9548

                  with a copy to:

                  LeBoeuf, Lamb, Greene & MacRae, LLP
                  125 W. 55th Street
                  New York, New York 10019
                  Attn:  John S. Pruitt, Esq.
                  Facsimile:  (212) 424-8500

                  If to Purchaser, to:

                  Alleghany Insurance Holdings LLC
                  375 Park Avenue
                  New York, New York  10152
                  Attn:  Robert M. Hart, Esq.
                  Facsimile:  (212) 759-3295

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

                  with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York  10019
                  Attn:  Aileen C. Meehan, Esq.
                  Facsimile:  (212) 259-6333

or to such other address or person as either party hereto may, from time to time, designate in a written notice given in like manner (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

                  8.7 No Assignment. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties party hereto; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to a wholly or majority owned subsidiary of Purchaser without the prior written consent of Seller or Parent. Any permitted assignment by Purchaser (including any assignment permitted by the proviso to the preceding sentence) shall not release Purchaser from its obligations and responsibilities hereunder.

                  8.8 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.10 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  8.11 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement, except as provided in Section 5.4 hereof.

                  8.12 Further Assurances. Each of Seller and Parent, on the one hand, and Purchaser, on the other hand, will, whenever and as often as reasonably requested to do so by the other party or its successors, do any and all such other and further acts, and execute, acknowledge and deliver any and all such other and further assignments, transfers and instruments of further assurances, approvals and consents as are necessary or proper in order to complete, ensure and perfect the transactions contemplated by this Agreement.

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

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, all as of the day and year first above written.


                                    (Purchaser) ALLEGHANY INSURANCE HOLDINGS LLC


                                                By: /s/ James P. Slattery
                                                    ----------------------------
                                                Name:  James P. Slattery
                                                Title: President


                                    (Seller)    AEGIS HOLDING INC.

                                                By: /s/ John J. Denman Jr.
                                                    ----------------------------
                                                Name:  John J. Denman Jr.
                                                Title: Controller

                                    (Parent)    ASSOCIATED ELECTRIC & GAS
                                                INSURANCE SERVICES LIMITED


                                                By: /s/ John J. Denman Jr.
                                                -------------------------------
                                                Name:  John J. Denman Jr.
                                                Title: Controller and Treasurer

                                       39